EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 26, 2025, with respect to the consolidated financial statements and internal control over financial reporting of Icahn Enterprises L.P. and subsidiaries included in the Annual Report of Icahn Enterprises L.P. on Form 10-K for the year ended December 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Icahn Enterprises L.P. and subsidiaries on Form S-3 (File No. 333-266174) and on Form S-8 (File No. 333-216934).

/s/GRANT THORNTON LLP

Fort Lauderdale, Florida

February 26, 2025